CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

Gentex Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)(3)	Maximum Aggregate Offering Price(2)(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.06 par value	Rules 457(c) and 457(h)	30,000,000	$25.74	$772,200,000.00	0.0001381	$106,640.82
Total Offering Amounts					$772,200,000.00		$106,640.82
Total Fee Offsets(4)							$0
Net Fee Due							$106,640.82

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement covers such indeterminate number of additional shares of common stock as may become issuable under the Gentex Corporation 2026 Omnibus Incentive Plan by reason of any stock dividend, stock split, combination of shares, recapitalization, or other corporate transaction or event having an effect similar to the foregoing.
(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	The registration fee is computed in accordance with Rule 457(h) and (c) under the Securities Act of 1933. On June 12, 2026, the average of the high and low sales prices for Gentex Corporation’s common stock reported on the NASDAQ was $25.74 per share, which date is within five (5) business days prior to the date of filing this registration statement.
(4)	The Registrant does not have any fee offsets.